Exhibit 23.1

PricewaterhouseCoopers LLP Chartered Accountants 111 5 Avenue SW, Suite 3100 Calgary, Alberta Canada T2P 5L3 Telephone +1 (403) 509 7500 Facsimile +1 (403) 781 1825

Consent of Independent Auditors

We hereby consent to the use in this Registration Statement on Form F-4 of Teck Resources Limited of our report dated March 11, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Fording Canadian Coal Trust, which appear in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

(signed) PricewaterhouseCoopers LLP

Chartered Accountants

Calgary, Canada

July 2, 2009

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate and independent legal entity.